UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHEGG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 1, 2023

Dear Stockholders,

In connection with the 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Chegg, Inc. (“Chegg”), we are writing this letter to clarify the number of shares to be reserved under the 2023 Equity Incentive Plan (the “2023 Plan”), if approved, pursuant to our Proposal No. 3: Approval of Chegg, Inc. 2023 Equity Incentive Plan included in our Schedule 14A Proxy Statement, filed with the Securities and Exchange Commission on April 21, 2023.

It has become apparent that there may be confusion about our 2023 Plan share request based on how the data was presented by Institutional Shareholder Services Inc.’s (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendations. We would like to clarify that our request is for stockholders to approve a new 2023 Plan with 12,000,000 shares available for grant. All remaining shares available for grant under our existing 2013 Equity Incentive Plan (the “2013 Plan”), which was 37,404,097 shares as of May 31, 2023, will be canceled upon approval of the 2023 Plan, and not rolled into the 2023 Plan or otherwise available for grant. Therefore, following the approval of the 2023 Plan, the total shares we will have available for grant under the 2023 Plan will be 12,000,000 shares. In addition, any shares subject to outstanding awards under the 2013 Plan or our Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) that forfeit in the future will become available under the new 2023 Plan, but we will not make any additional grants under the 2013 Plan or our 2005 Stock Plan. We believe this 12,000,000 pool of shares will allow us to continue to attract, retain and motivate the talent required to execute our strategy. We currently believe that the proposed share reserve under the 2023 Plan will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for approximately two to three years, after which we would make another request to stockholders for future and continued grants of equity incentive awards. However, a change in business conditions, company strategy, the equity market or our stock price performance could alter this projection.

AS A REMINDER, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE OUR NEW 2023 EQUITY INCENTIVE PLAN.

A copy of our 2023 Proxy Statement is available at https://investor.chegg.com/Sec-Filings. In deciding how to vote on Proposal 3, we encourage you to consider and read the information disclosed in our 2023 Proxy Statement and the definitive additional materials related thereto in addition to the clarification above.

Thank you for your ongoing support and for taking the time to vote your shares.

Sincerely,

Dan Rosensweig President, Chief Executive Officer and Co-Chairperson